Exhibit 99.1

Joe’s Jeans Reports 23% Increase in Net Sales for the 1st Quarter of Fiscal 2012

LOS ANGELES--(BUSINESS WIRE)--April 12, 2012--Joe’s Jeans Inc. (the “Company”) (NASDAQ: JOEZ) today announced financial results for the first quarter ended February 29, 2012. Highlights were:

  Consolidated first quarter net sales increased 23% to $26.0 million;
  Retail store net sales increased 40%;
  Retail same store sales increased 22%;
  Wholesale net sales increased 19%; and
  Operating income increased 244% to $1.8 million for the first quarter of fiscal 2012.

For the first quarter of fiscal 2012, overall net sales were $26.0 million compared to $21.2 million from the prior year comparative period, or a 23% increase. Our overall gross profit for the quarter increased to $13.1 million from $10.4 million in the prior year comparative period, or a 26% increase. Our overall gross margin in the first quarter of fiscal 2012 was 50% compared to 49% in the prior year first quarter. Operating expense in the first quarter of fiscal 2012 was $11.3 million compared to $9.9 million in the prior year period. Operating expenses increased primarily as a result of operating four more retail stores this period than the year ago period and an increase in advertising expenses. We generated operating income of $1.8 million compared to $523,000 in the prior year comparative period and fully diluted earnings per share of $0.01 for the first quarter of fiscal 2012 compared to earnings per share of $0.00 in same period a year ago.

Marc Crossman, President and Chief Executive Officer, commented, “We are extremely pleased with our results for the quarter. The healthy increase in consolidated sales is indicative of two trends that we started seeing in the fourth quarter of fiscal 2011. First, our wholesale business has not only stabilized, but is growing across all channels. Second, our retail strategy continues to provide material diversification to our revenue base, now representing 20% of our revenue for the quarter.” Crossman continued, “Because we generated healthy increases in both retail and wholesale sales while maintaining expenses, this translated into strong growth in our operating income.”

Retail

Net sales from our retail segment in the first quarter increased 40% to $5.2 million compared to $3.7 million in the prior year comparative period. The growth in retail sales was driven by revenue contribution from growing our store base from 18 to 22 stores in the comparative periods and a 22% same store sales increase. Gross margins for our retail segment increased to 70% from 68% in the year ago period. Retail operating expense increased as a result of additional expenses associated with expanding our store base compared to the prior year period. Overall, for the first quarter, we had operating income of $253,000 compared to an operating loss of $119,000 a year ago for our retail segment.

Mr. Crossman commented, “Our retail stores posted same store sales gains that had a significant contribution to our growth. In particular, we are pleased with the same store sales gains at our full price stores, which increased by over 70%. With the first half of our second quarter underway, we are continuing to see solid same store sales growth in our stores.”

Wholesale

Net sales for our wholesale segment in the first quarter of fiscal 2012 increased by 19% to $20.8 million from $17.5 million in the prior year period. Sales gains came from both our men and women’s sales channels and the addition of sales attributable to our new brand else™. Gross margins for our wholesale segment were 46% for the first quarter of fiscal 2012 compared to 45% in the prior year comparable quarter. For the first quarter, wholesale operating expense increased by $375,000 to $3.8 million from $3.5 million a year ago. As a result of our improved sales and gross margin, our wholesale operating income increased by $1.2 million to $5.7 million in the first quarter of fiscal 2012 compared to $4.4 million in the prior year comparative period.

Mr. Crossman commented, “Our efforts during the past few quarters in revamping our core line, creating new, unique fashion items in innovative fabrics, prints and colors, and investing in advertising have had positive results on our sales.” Crossman continued, “Finally, our else™ brand, which we only commenced shipping in February, contributed to our top line growth and we are pleased with the addition of this brand into our portfolio.”

Corporate and Other

For the first quarter of fiscal 2012, our corporate and other expenses were $4.1 million compared to $3.8 million in the first quarter a year ago. Corporate and other expenses increased due to advertising commitments for our “55 Colors” ad campaign that we launched in the fourth quarter of fiscal 2011.

The Company will host a conference call on Thursday, April 12, 2012 at 4:30 p.m. Eastern Time with the Company’s Chief Executive Officer, Marc Crossman, and its Chief Financial Officer, Hamish Sandhu, to discuss financial results for the first quarter ended February 29, 2012.

To access the live call, please dial (866) 700-5192 (U.S.) or (617) 213-8833 (International). The conference ID number and participant passcode is 81762443 and is entitled the “Q1 2012 Joe’s Jeans Inc. Earnings Conference Call.” The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information. A telephone replay of the conference call will be available beginning at 6:30 p.m. Eastern Time on April 12, 2012 until 11:59 p.m. Eastern Time on April 18, 2012 by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (international) and using the conference passcode 92695462. In addition, the conference call will be archived for two weeks on the Company’s website at www.joesjeans.com.

JOE'S JEANS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended
	February 29, 2012	February 28, 2011
	(unaudited)
Net sales	$25,962	$21,180
Cost of goods sold	12,878	10,795
Gross profit	13,084	10,385

Operating expenses
Selling, general and administrative	11,009	9,589
Depreciation and amortization	276	273
	11,285	9,862
Operating income	1,799	523
Interest expense	111	125
Income before provision for taxes	1,688	398
Income taxes	894	208
Net income	$794	$190

Earnings per common share - basic	$0.01	$0.00

Earnings per common share - diluted	$0.01	$0.00

Weighted average shares outstanding
Basic	65,043	63,697
Diluted	65,338	64,617

The following table sets forth certain segment information for the three months ended February 29, 2012 and February 28, 2011, respectively:

JOE'S JEANS INC. AND SUBSIDIARIES
Segment Results
(in thousands)

	Three months ended
	February 29, 2012	February 28, 2011
	(unaudited)
Net sales:
Wholesale	$20,802	$17,497
Retail	5,160	3,683
	$25,962	$21,180

Gross Profit:
Wholesale	$9,498	$7,893
Retail	3,586	2,492
	$13,084	$10,385

Operating income (loss):
Wholesale	$5,671	$4,441
Retail	253	(119)
Corporate and other	(4,125)	(3,799)
	$1,799	$523

About Joe’s Jeans Inc.

Joe’s Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe's® brand and related trademarks. More information is available at the Company website at www.joesjeans.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The matters discussed in this document involved estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this news release that are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate,” “project,” “expect” or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the Company’s financial performance or strategies; the highly competitive nature of the Company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the Company’s ability to respond to the business environment and fashion trends; continued acceptance of the Joe’s® brand in the marketplace; successful implementation of any growth or strategic plans, including changes and new product offerings; effective inventory management; the Company's ability to continue to have access on favorable terms to sufficient sources of liquidity necessary to fund ongoing cash requirements of its operations, which access may be adversely impacted by a number of factors, including the reduced availability of credit generally and the substantial tightening of the credit markets, including lending by financial institutions, who are sources of credit for the Company, the recent increase in the cost of capital, the level of the Company's cash flows, which will be impacted by the level of consumer spending and retailer and consumer acceptance of its products; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; the risk that acts or omissions by the Company’s third party vendors could have a negative impact on the Company’s reputation; a possible oversupply of denim in the marketplace; and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the Company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update these statements to reflect events or circumstances after the date on which such statement is made. Readers are cautioned not to place undue reliance on forward-looking statements.

CONTACT:
Joe’s Jeans Inc.
Hamish Sandhu
323-837-3700 x 304
(Investor Relations)
or
Alejandra Dibos
323-837-3700
alejandra@joesjeans.com
(Press)